Exhibit (10):  Consents of Independent Auditors.


INDEPENDENT AUDITORS CONSENT



We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 33-98062 of Companion Life Separate Account C of our report dated March 31, 2000 on the financial statements of Companion Life Separate Account C and our report dated February 11, 2000 on the financial statements of Companion Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Financial Statements" in such Statement of Additional Information.




DELOITTE & TOUCHE LLP



Omaha, Nebraska
April 26, 2000